                 SEVERANCE AND SETTLEMENT AGREEMENT AND RELEASE


         Agreement made as of the 20th day of August, 1998, by and between Transcend Therapeutics, Inc., a Delaware corporation (the "Company"), and Hector
J. Gomez, M.D., Ph.D. (the "Employee").

         WHEREAS, the parties wish to resolve amicably the Employee's separation from the Company and establish the terms of the Employee's severance arrangement;

         NOW, THEREFORE, in consideration of the promises and conditions set forth herein, the sufficiency of which is hereby acknowledged, the Company and the Employee agree as follows:

         1. TERMINATION DATE. The Employee's Termination Date will be August 21, 1998, the date upon which the Employee submitted and the Company accepted, the Employee's letter of resignation as an officer, employee and as a Director of the Company. A copy of the aforementioned letter of resignation is attached hereto as EXHIBIT A.

         2.       MONETARY CONSIDERATION.

                  2.1      SEVERANCE PAYMENTS.

                           (a)      The Company agrees to pay the Employee an
amount equal to Employee's current annual base salary of $264,000, less all taxes and other withholding obligations (the "Salary-based Payment"). The Salary-based Payment shall be paid as follows: (i) an amount equal to one-half of the Salary-based Payment shall be made by bank certified check on August 31, 1998, and an amount equal to one-half of the Salary-based Payment shall be made over a six- (6) month period commencing October 2, 1998 (the period during which such payments continue, as provided in the following sentence, being referred to as the "Payment Period"). The Company and the Employee agree that the Salary-based Payment shall not be offset by any employment or consulting arrangement that Employee may enter into subsequent to the date hereof.

                           (b)      In addition to the Salary-based Payment
pursuant to subparagraph (a) above, the Company agrees to pay the Employee an amount equal to $40,000, less all taxes and other withholding obligations (the "Additional Payment"). This Additional Payment will be made by bank certified check on August 31, 1998.

                           (c)      Notwithstanding any other provision of this
Agreement, amounts paid under this Section 2 include accrued and unused vacation of Employee, and Employee shall not be entitled to additional amounts for such accrued and unused vacation.

                  2.2 BENEFITS. For a period of twelve (12) months beginning on August 21, 1998, the Company will continue to enroll the Employee in those health and welfare benefit plans (other than vacation or other earned paid time off) of the Company in which he participated prior to the Termination Date so long as he is not prohibited from participating in such benefit plans under the terms of the plan or by law. Such benefit plans are identified on EXHIBIT B. For purposes of the federal law known as COBRA, the resignation by Employee as contemplated by this Agreement will serve as a qualifying event under COBRA, effective as of August 21, 1998, and the Company shall pay the full cost of the COBRA payments for twelve (12) months. Thereafter, the Employee will be required to pay the full cost of the COBRA premiums required under 29 U.S.C. ss.1161-68. Notwithstanding the foregoing, (i) the Company shall not be required to pay the costs of coverage at any time after the Employee has secured other employment or consulting arrangement, and (ii) in no event shall the Employee be permitted to continue to participate in the Company's 401(k) Savings Plan or in any benefit plan where the plan's qualified status may be adversely affected by the participation of a former employee.

         3.       STOCK OPTION AGREEMENTS AND ADDITIONAL CONSIDERATION.

                  3.1 STOCK OPTION AGREEMENTS. The Employee currently holds the following three stock options: (a) a stock option to purchase 110,000 shares of Common Stock of the Company (the "First Option") pursuant to Stock Option Agreement dated November 28, 1994 (the "First Option Agreement"); (b) a stock option to purchase 40,000 shares of Common Stock of the Company (the "Second Option") pursuant to a Stock Option Agreement dated July 25, 1996 (the "Second Option Agreement"); and (c) a Stock Option to purchase 60,000 shares of Common Stock of the Company (the "Third Option") pursuant to a Stock Option Agreement dated September 24, 1997 (the "Third Option Agreement").

                  The Company and the Employee agree that the total number of shares of Common Stock that have vested as of August 21, 1998 and are exercisable pursuant to the Options described above is as set forth on EXHIBIT C which is attached hereto (the "Vested Options"). The Employee will have the right to exercise the Vested Options under the First Option Agreement until November 21, 1998 and Vested Options under the Second Option Agreement until August 21, 1999, each in accordance with the terms of the First Stock Option Agreement and Second Stock Option Agreement

                  3.2      ADDITIONAL CONSIDERATION.

                           (a)      The Employee shall be entitled to purchase
from the Company the Palm Pilot III Palm D with Mac Kit currently used by him for $200.00 on the date of this Agreement;

                           (b)      The Company shall transfer all right, title
and interest to the PowerMac 6100/66 Desktop Computer, Stylewriter II Printer, Multiscan 15 Monitor, Fax/Modem and HP 590 Fax Machine currently used by the Employee on the date of this Agreement; and

                           (c)      The Company will make available to the
Employee for a six-month period a direct-dial telephone extension and voice mail box to enable the Employee to receive telephone calls and messages.

         4.       RELEASE.

                  4.1 EMPLOYEE'S RELEASE. The Employee hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its officers, directors, stockholders, corporate affiliates, agents and employees from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys' fees and costs), of every kind and nature which he ever had or now has against the Company, its officers, directors, stockholders, corporate affiliates, agents and employees, including, but not limited to, all claims arising out of his employment; all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. ss. 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. ss. 621 et seq., M.G.L. c.151B, ss. 1 et seq., the Americans With Disabilities Act, 29 U.S.C. ss. 706 et seq., and the National Labor Relations Act, 29 U.S.C. ss. 151 et seq.; damages arising out of all employment discrimination claims; all claims under the Massachusetts Civil Rights Act, the Employee Retirement Income Security Act, 29 U.S.C. ss. 1001 et seq., and the Family and Medical Leave Act, 29 U.S.C. ss. 2601 et seq.; wrongful discharge claims, breach of contract claims and all other statutory or common law claims and damages, PROVIDED, HOWEVER that the Employee still retains such right to indemnification as described in paragraph 10 below and this Release shall not preclude Employee from asserting any claims to enforce this Agreement, including claims with respect to the compensation and benefits to which he is entitled hereunder (including those described on Exhibit B) or to assert a claim against the Employer for indemnification pursuant to paragraph 10.

                  The Employee acknowledges that he has been given twenty-one
(21) days to consider this Agreement and that the Company advised him to consult with an attorney of his own choosing prior to signing this Agreement. The Employee may revoke this Agreement for a period of seven (7) days after the execution of this Agreement, and the Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period.

                  4.2 THE COMPANY'S RELEASE. The Company, its officers, directors and stockholders, hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Employee from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys' fees and costs) arising out of any action undertaken by the Employee for the Company within the scope of his employment. This Release shall not affect whatever indemnification rights the Employee may have under the Company's Bylaws or Restated Certificate of Incorporation or by operation of law.

         5. NO REINSTATEMENT. The Employee understands and agrees that, as a condition for payment to him of the above-described sums, he shall not be entitled to any employment with the Company at any time in the future, and that he will not apply for employment with the Company.

         6. NATURE OF AGREEMENT. The Employee understands and agrees that this Agreement is a severance and settlement agreement and does not constitute an admission of liability or wrongdoing on the part of the Company or the Employee.

         7. AMENDMENT. This Agreement shall be binding upon the parties and may not be abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties hereto. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

         8. VALIDITY. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal and invalid part, term or provision shall be deemed not to be a part of this Agreement.

         9. CONFIDENTIALITY. The Employee and the Company understand and agree that the terms and contents of this Agreement, and the contents of the negotiations and discussions resulting in this Agreement, shall be maintained as confidential by both parties, their agents and representatives, and the matters related to the Employee's resignation shall also remain confidential, and none of the above shall be disclosed except to the extent determined by either of the parties in the sole judgment of each that such disclosure would be in the best interests of the Company or may be required by federal or state law or as otherwise agreed to in writing by the authorized agent of each party.

         10. INDEMNIFICATION. The Company will continue indemnification of the Employee to the extent that he is entitled to such indemnification as provided in the Company's Bylaws and Restated Certificate of Incorporation or under statutory or common law.

         11. NON-DISPARAGEMENT. The Employee agrees not to make any disparaging statements to any other person concerning the Company, its officers, directors, employees or agents, nor engage in conduct intended to be detrimental to the interests of the Company, its officers, directors, employees or agents. The Company agrees that it will not make any disparaging statements to any other person concerning the Employee nor engage in conduct intended to be detrimental to the interests of the Employee, provided however, the Company may make such disclosure of the events and circumstances involving or relating to the Employee=s resignation as required.

         12. ENTIRE AGREEMENT. This Agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to the severance and settlement and cancels all previous oral and written negotiations, agreements, commitments, and writings in connection therewith.

         13. APPLICABLE LAW. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

         14. VOLUNTARY ASSENT. The Employee affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement. The Employee states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Employee further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

         15. EXECUTION. This Settlement Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, and all such counterparts together shall constitute but one and the same instrument.

         16. AUTHORITY. Each of the Company and the Employee has full power and authority to enter into and to perform this Agreement in accordance with its terms.

         IN WITNESS WHEREOF, all parties have set their hand and seal to this Agreement as of the date written above.




TRANSCEND THERAPEUTICS, INC.


By: /s/ Jerry T. Jackson                            Date:       8/20/98
    --------------------------------                      ---------------------
    Jerry T. Jackson, Chairman


    /s/ Hector J. Gomez                             Date:       8/20/98
    --------------------------------                      ---------------------
    Hector J. Gomez, M.D., Ph.D.

                                                                       EXHIBIT A


                                        August 21, 1998


To the Board of Directors:

         I hereby resign as the President and Chief Executive Officer and as a Director of Transcend Therapeutics, Inc. ("Transcend"), and from any other office with Transcend that I may hold, effectively immediately.




                                            -----------------------------------
                                            Hector J. Gomez

                                                                       EXHIBIT B



                        HEALTH AND WELFARE BENEFIT PLANS


Guardian Health and Dental Plan (not including life or long-term disability).

                                                                       EXHIBIT C


                              STOCK OPTION SUMMARY



      Date of                                                          Exercise
       Grant          Shares     Exercised    Remaining      Vested      Price
      -------         ------     ---------    ---------      ------    --------

1.    11/28/94       110,000      18,465       91,535        91,535      $ .50

2.     7/25/96        40,000          --       40,000        20,841      $2.50

3.     9/24/97        60,000          --       60,000           --       $8.25



